Exhibit 99.1

UNIFY REPORTS FISCAL 2011 SECOND QUARTER
FINANCIAL RESULTS

●  Total revenue increased to $12.9 million
●  Adjusted EBITDA was $2.4 million
●  Organic Growth in Daegis eDiscovery revenue

ROSEVILLE, Calif., – Dec. 2, 2010 – Unify Corp. (NASDAQ: UNFY), an information management and eDiscovery company, today announced financial results for its fiscal 2011 second quarter, ended Oct. 31, 2010.

Second Quarter Summary
  Total revenue was $12.9 million, compared to $7.1 million last year. Total revenue for the second quarter included approximately $7 million from Daegis, which merged with Unify in June 2010.
  eDiscovery and archive revenue was $9.1 million, up from $1.7 million in Q210.
  Development, database products and modernization solutions revenue was $3.7 million, compared to $5.4 million in Q210.
  Adjusted EBITDA was $2.4 million, compared to a negative $387,000 last year (see reconciliation table).
  Non-GAAP net income was $1.0 million or $0.07 per share, compared to a Non-GAAP net loss of $577,000 or $0.06 per share last year (see reconciliation table).
Second quarter software licenses revenue was $874,000, a decrease compared to $1.4 million for the second quarter in fiscal 2010. Maintenance and hosting revenue increased to $6.0 million, compared to $3.6 million last year. Consulting and implementation services revenue was $6.0 million, compared to $2.1 million last year. Included in the second quarter’s revenue are three months of eDiscovery revenue from Unify’s merger with Daegis, which closed on June 29, 2010, and therefore was not included in the prior year comparable amounts.

Gross margin was 74%, compared to 79% for the second quarter of last year. Second quarter income from operations was $782,000, compared to loss from operations of $1.3 million for the second quarter of fiscal 2010. GAAP net loss was $481,000 or $0.03 per diluted share, compared to a net loss of $1.4 million or $0.14 per diluted share for the second quarter of last year.

Unify ended the second quarter with cash and cash equivalents of $3.9 million at October 31, 2010, compared to $3.1 million reported at April 30, 2010. Accounts receivables were $14.1 million, compared to $6.2 million at April 30, 2010. Deferred revenue was $7.2 million, compared to $9.7 million at April 30, 2010. Total outstanding debt was $26.9 million.

Fiscal 2011 Six-Months Financial Results

Total revenue for the first six months of fiscal 2011 was $22.8 million, a 96% increase compared to $11.6 million for the same period of the prior year. GAAP net loss for the first six months of fiscal 2011 was $1.3 million or $0.11 per share, compared to a net loss of $3.6 million or $0.39 per share in the same period last year. Non-GAAP net income was $2.7 million or $0.21 per share, compared to a loss of $1.8 million or $0.19 per share for the first six months of last year. Adjusted EBITDA for the first six months was $3.3 million, compared to a negative $1.9 million in first six months of fiscal 2010.

Business Discussion

“As a result of executing our merger and acquisition strategy, Unify achieved solid second quarter results with 82% total revenue growth year over year and a 19% Adjusted EBITDA margin,” said Todd Wille, CEO of Unify. “Our merger with Daegis has exceeded expectations as we accelerated organic growth in the eDiscovery business and gained momentum toward becoming one of the industry’s most comprehensive eDiscovery and information management companies.

“Daegis second quarter results were driven by the combination of winning new clients and earning additional projects from existing clients. During the quarter we successfully integrated the companies, validated our strategy and product vision with clients and industry experts, and executed on cross selling strategies. We advanced development of our integrated, comprehensive eDiscovery platform, which leverages our company’s technologies and expert services to help clients reduce costs and streamline matters and investigations.

“I am excited and confident about the business going forward. We have a leading technology and services portfolio in a growing market, new products to be released over the next 12 months and a solid business model as our merger and acquisition strategy continues to pay off. We believe we are well positioned to achieve our planned results for fiscal 2011.”

Reiterates Fiscal 2011 Financial Guidance

Unify expects GAAP revenue for fiscal 2011 to be in the range of $52 to $58 million. The Company expects Adjusted EBITDA for fiscal 2011 to be a minimum of $7.6 million. Adjusted EBITDA represents the traditional EBITDA plus an additional add back for stock compensation expense.

Investor Conference Call

Unify management will host a conference call today, Dec. 2, 2010, at 2:00 p.m. PT (5:00 p.m. ET) to review the second quarter financial results. The call can be accessed by dialing (877) 941-8416 or (480) 629-9808 for international callers and providing the company name. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, the conference call will be available over the Internet at www.unify.com in the Investor Relations section. A replay of the call will be available approximately two hours following the end of the call through 11:59 p.m. ET on December 9, 2010 by dialing (800) 406-7325 or (303) 590-3030 for international callers and using the following passcode: 4385641#.

About Unify

Unify is an information management and eDiscovery solutions company. Unify delivers solutions for developing, managing, modernizing, and archiving applications and business data. Over 10,000 of the world’s most demanding companies trust Unify to help them preserve the information necessary to run their business. Comprehensive eDiscovery solutions are delivered by Daegis, a Unify company. Unify is headquartered in Roseville, Calif., with offices in San Francisco, Chicago, Rutherford NJ, London, Munich, Calgary, Paris, Sao Paulo and Sydney. Visit www.unify.com, email info@unify.com or follow Unify on Twitter at www.twitter.com/GoUnify. Visit www.daegis.com or follow Daegis on Twitter at www.twitter/daegis.

Use of Non-GAAP Financial Information

To supplement the Company's unaudited condensed consolidated financial statements presented in accordance with GAAP, Unify uses certain non-GAAP measures of financial performance. The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company's results of operations as determined in accordance with GAAP. For more information on these non-GAAP financial measures including how they are calculated, please see the table in this release captioned "Reconciliation of GAAP to Non-GAAP" which includes a reconciliation of the GAAP results to non-GAAP results.

Some of the information in this press release may contain projections or other forward-looking statements regarding future events or the future financial performance of the Company. We wish to caution you that these statements involve risks and uncertainties and actual events or results may differ materially. When the words “believes,” “expects,” “plans,” “projects,” “estimates” and similar expressions are used, they identify forward-looking statements. These forward-looking statements are based on management’s current beliefs and assumptions and information currently available to management and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Examples of forward-looking statements in the press release include the statements related to the Company’s annual guidance and the statements made by Mr. Wille. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements are general market and economic conditions, our ability to execute our business strategy and integrate acquired businesses, the effectiveness of our sales team and approach, our ability to target, analyze and forecast the revenue to be derived from a client and the costs associated with providing services to that client, the date during the course of a fiscal year that a new client is acquired, the length of the integration cycle for new clients and the timing of revenues and costs associated therewith, our client concentration given that the Company is currently dependent on a few large client relationships, potential competition in the marketplace, the ability to retain and attract employees, market acceptance of our service programs and pricing options, our ability to maintain our existing technology platform and to deploy new technology, our ability to sign new clients and control expenses, the possibility of the discontinuation of some client relationships, the financial condition of our clients' business and other factors detailed in the Company's filings with the Securities and Exchange Commission, including our recent filings on Forms 10-K and 10-Q.

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UNIFY CORPORATION
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	October 31,	April 30,
	2010	2010
ASSETS
Current assets:
Cash and cash equivalents	$3,872	$3,055
Accounts receivable, net	14,144	6,194
Prepaid expenses and other current assets	841	493
Total current assets	18,857	9,742

Property and equipment, net	1,927	350
Goodwill (1)	31,524	15,835
Intangibles, net (1)	21,470	8,613
Other assets, net	1,338	228
Total assets	$75,116	$34,768

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$1,360	$380
Current portion of long term debt	1,610	1,397
Accrued compensation and related expenses	1,941	1,308
Accrued contingent stock consideration	—	906
Other accrued liabilities	2,405	1,443
Deferred revenue	7,202	9,733
Total current liabilities	14,518	15,167

Long term debt, net of current portion	25,325	12
Deferred tax liabilities (1)	534	557
Other long term liabilities	784	636

Commitments and contingencies	—	—

Stockholders’ equity:
Common stock	15	10
Additional paid-in capital	97,197	80,312
Accumulated other comprehensive income	394	383
Accumulated deficit	(63,651)	(62,309)
Total stockholders’ equity	33,955	18,396
Total liabilities and stockholders’ equity	$75,116	$34,768

(1) The fair value of goodwill, intangible assets, net and deferred tax liabilities as of October 31, 2010, are provisional pending the receipt of a final valuation for the Daegis acquisition.

UNIFY CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	October 31,		October 31,
	2010	2009	2010	2009
Revenues:
Software licenses	$874	$1,413	$2,261	$2,832
Maintenance and Hosting	6,029	3,555	11,335	6,135
Consulting and Implementation Services	5,965	2,119	9,156	2,632
Total revenues	12,868	7,087	22,752	11,599

Cost of Revenues:
Software licenses	35	51	59	145
Maintenance and Hosting	495	485	990	826
Consulting and Implementation Services	2,761	941	4,529	1,100
Total cost of revenues	3,291	1,477	5,578	2,071
Gross profit	9,577	5,610	17,174	9,528

Operating Expenses:
Product development	1,982	1,749	3,766	3,152
Selling, general and administrative	6,813	5,127	12,935	9,944
Total operating expenses	8,795	6,876	16,701	13,096
Income (loss) from operations	782	(1,266)	473	(3,568)

Other income (expense):
Interest Expense	(1,093)	(66)	(1,526)	(124)
Other, net	(41)	(10)	(164)	129
Other income (expense), net	(1,134)	(76)	(1,690)	5

Loss before income taxes	(352)	(1,342)	(1,217)	(3,563)
Provision for income taxes	129	58	123	66
Net loss	$(481)	$(1,400)	$(1,340)	$(3,629)

Net loss per share:
Basic	$(0.03)	$(0.14)	$(0.11)	$(0.39)
Dilutive	$(0.03)	$(0.14)	$(0.11)	$(0.39)

Shares used in computing net loss per share:
Basic	13,844	10,119	12,542	9,243
Dilutive	13,844	10,119	12,542	9,243

UNIFY CORPORATION
RECONCILIATION OF GAAP OPERATING INCOME TO ADJUSTED EBITDA
(In thousands)

	Three Months Ended		Six Months Ended
	October 31,		October 31,
	2010	2009	2010	2009
GAAP income (loss) from operations	$782	$(1,266)	$473	$(3,568)

Amortization of intangible assets	1,108	640	1,943	1,176
Stock based compensation expenses	235	175	487	326
Depreciation	270	64	385	122
Total adjustments to GAAP loss from operations	1,613	879	2,815	1,624

Adjusted EBITDA	$2,395	$(387)	$3,288	$(1,944)

UNIFY CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP NET INCOME
(In thousands, except per share data)

GAAP net loss	$(481)	$(1,400)	$(1,340)	$(3,629)

Amortization of intangible assets and warrant discount	1,237	648	2,116	1,195
Stock based compensation expenses	235	175	487	326
Professional fees related to mergers	-	-	1,423	333
Total adjustments to GAAP net loss	1,472	823	4,026	1,854

Non-GAAP net income (loss)	$991	$(577)	$2,686	$(1,775)

Non-GAAP diluted earnings (loss) per share	$0.07	$(0.06)	$0.21	$(0.19)